Exhibit J

[Procuraduria de la Administración Letterhead]

June 11, 2008

The Hon. Hector E. Alexander H.

Minister of Economy and Finance

Republic of Panama

P.O. Box 2694, Zona 3

Panama, Republic of Panama

Dear Minister:

I, the Procurador General de la Administración of the Republic of Panama (“Panama”), have reviewed the Republic’s Registration Statement No. 333-135234 on Schedule B (the “Registration Statement”), including the Prospectus dated June 27, 2006, the Prospectus Supplement dated June 2, 2008 (the “Exchange Offer Prospectus Supplement” or the “Invitation”) and the Prospectus Supplement dated June 6, 2008 (the “2029 Prospectus Supplement”, and together with the Exchange Offer Prospectus Supplement, the “Prospectus Supplements”) constituting a part thereof, the Fiscal Agency Agreement, as amended by Amendment No. 1 thereto, dated as of September 4, 2003, including the forms of Security attached thereto (the “Fiscal Agency Agreement”) and the Dealer Managers Agreement (the “Dealer Managers Agreement”), dated June 2, 2008 among Panama, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. (the “Joint Dealer Managers”), pursuant to which Panama (i) invited bondholders of certain global bonds issued by Panama to submit offers to exchange certain outstanding bonds issued by Panama for 9.375% U.S. Dollar-Denominated Global Bonds due 2029 under the terms set forth in the Exchange Offer Prospectus Supplement; and (ii) issued U.S.$451,425,000 aggregate principal amount of 9.375% U.S. Dollar-Denominated Global Bonds due 2029 (the “Global Bonds”) pursuant to the terms of the Invitation.

The issuance of the Global Bonds has been authorized pursuant to Cabinet Decree No. 8 of May 14, 2008, and Executive Decree No. 73 dated May 27, 2008.

It is my opinion that the Global Bonds have been duly authorized, and when executed and delivered by Panama and authenticated pursuant to the Fiscal Agency Agreement and delivered to and paid for by the Joint Dealer Managers pursuant to the Dealer Managers Agreement, the Prospectus (including, without limitation, the applicable Prospectus Supplement) and any amendment or supplement thereto, the Global Bonds will constitute valid and legally binding direct and unconditional obligations of Panama under the present laws of Panama.

I hereby consent to the filing of this opinion as an exhibit to the Annual Report of Panama on Form 18-K for the fiscal year ended December 31, 2006, as amended and to the use of my name under the heading “Validity of the Global Bonds” in each of the Prospectus Supplements. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Oscar Ceville
Oscar Ceville
Procurador de la Administración Republic of Panama